NEWS RELEASE
Five Below, Inc. Announces Third Quarter Fiscal 2017 Financial Results
Q3 net sales increased 29% to $257.2 million
Q3 EPS increased 80% to $0.18
Raises full year fiscal 2017 guidance
PHILADELPHIA, PA – (November 30, 2017) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the thirteen and thirty-nine weeks ended October 28, 2017.

For the thirteen weeks ended October 28, 2017:

•	Net sales increased by 28.9% to $257.2 million from $199.5 million in the third quarter of fiscal 2016; comparable sales increased by 8.5%.

•	The Company opened 41 new stores and ended the quarter with 625 stores in 32 states. This represents an increase in stores of 20.9% from the end of the third quarter of fiscal 2016.

•	Operating income increased by 71.6% to $14.8 million from $8.6 million in the third quarter of fiscal 2016.

•	Net income increased by 81.4% to $9.9 million compared to $5.4 million in the third quarter of fiscal 2016.

•	Diluted income per common share was $0.18 compared to $0.10 per share in the third quarter of fiscal 2016.

Joel Anderson, CEO, stated: “We are extremely pleased with our third quarter results that exceeded the high end of our sales, comp and earnings outlook. This quarterly performance reflects a strong customer response to our WOW product, incredible price points, differentiated in-store experience and increasingly targeted marketing efforts. With the strength of our year-to-date performance, as well as our quarter-to-date momentum, we are raising our guidance for the year.”

For the thirty-nine weeks ended October 28, 2017:

•	Net sales increased by 26.3% to $773.4 million from $612.3 million in the comparable period of fiscal 2016; comparable sales increased by 6.9%.

•	The Company opened 103 new stores compared to 80 new stores opened in the comparable period of fiscal 2016.

•	Operating income increased by 53.6% to $53.9 million from $35.1 million in the comparable period of fiscal 2016.

•	Net income increased by 59.1% to $35.1 million compared to $22.1 million in the comparable period of fiscal 2016.

•	Diluted income per common share was $0.63 compared to $0.40 per share in the comparable period of fiscal 2016.

Fourth Quarter and Fiscal 2017 Outlook:
The fiscal 2017 results will contain an additional, non-comparable week, or the "53rd week" in the fourth quarter. The 53rd week is expected to contribute approximately $16 million in sales and approximately $0.03 in diluted income per common share.

For the fourth quarter of fiscal 2017, net sales are expected to be in the range of $491 million to $503 million and assuming a 4% to 6% increase in comparable sales. Net income is expected to be in the range of $60.8 million to $64.6 million, with a diluted income per common share range of $1.09 to $1.16 on approximately 55.7 million estimated diluted weighted average shares outstanding.

For the full year of fiscal 2017, net sales are expected to be in the range of $1.264 billion to $1.276 billion based on opening 103 net new stores and assuming a 5.7% to 6.5% increase in comparable sales. Net income is expected to be in the range of $95.9 million to $99.7 million, with a diluted income per common share of $1.72 to $1.79 on approximately 55.7 million estimated diluted weighted average shares outstanding.

Conference Call Information:
A conference call to discuss the third quarter fiscal 2017 financial results is scheduled for today, November 30, 2017, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6510 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website. A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-0088. The pin number to access the telephone replay is 10114491. The replay will be available until December 14, 2017.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our expansion into online retail, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to the Company's continued retention of its executive officers, senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, risks related to the Company's distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to cyber security, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to trade restrictions, and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you're free to "let go & have fun" in an amazing experience filled with unlimited possibilities. We make it easy to say YES! to the newest, coolest stuff because everything is just $5 and below across awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 600 stores in 32 states. For more information, please visit www.fivebelow.com and a store!

Investor Contact:
Five Below, Inc.
Christiane Pelz
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	October 28, 2017	January 28, 2017	October 29, 2016
Assets
Current assets:
Cash and cash equivalents	$54,917	$76,088	$53,537
Short-term investment securities	56,678	77,791	9,912
Inventories	271,685	154,448	228,175
Prepaid income taxes	4,891	1,552	5,789
Prepaid expenses and other current assets	41,894	29,910	33,200
Total current assets	430,065	339,789	330,613
Property and equipment, net	177,903	138,376	135,939
Deferred income taxes	10,512	11,039	9,045
Long-term investment securities	23,177	10,514	—
Other assets	1,659	818	1,312
	$643,316	$500,536	$476,909

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	124,187	51,178	104,684
Income taxes payable	55	23,939	126
Accrued salaries and wages	14,770	10,794	8,677
Other accrued expenses	55,154	30,652	32,051
Total current liabilities	194,166	116,563	145,538
Deferred rent and other	67,839	52,568	53,220
Total liabilities	262,005	169,131	198,758
Shareholders’ equity:
Common stock	552	549	549
Additional paid-in capital	336,432	321,603	318,137
Retained earnings (accumulated deficit)	44,327	9,253	(40,535)
Total shareholders’ equity	381,311	331,405	278,151
	$643,316	$500,536	$476,909

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net sales	$257,175	$199,475	$773,376	$612,320
Cost of goods sold	173,544	135,472	517,453	414,700
Gross profit	83,631	64,003	255,923	197,620
Selling, general and administrative expenses	68,818	55,372	202,027	162,523
Operating income	14,813	8,631	53,896	35,097
Interest income, net	334	64	902	211
Income before income taxes	15,147	8,695	54,798	35,308
Income tax expense	5,268	3,248	19,724	13,256
Net income	$9,879	$5,447	$35,074	$22,052
Basic income per common share	$0.18	$0.10	$0.64	$0.40
Diluted income per common share	$0.18	$0.10	$0.63	$0.40
Weighted average shares outstanding:
Basic shares	55,215,850	54,871,172	55,148,316	54,809,768
Diluted shares	55,608,035	55,170,686	55,493,452	55,100,534

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Thirty-Nine Weeks Ended
	October 28, 2017	October 29, 2016
Operating activities:
Net income	$35,074	$22,052
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	24,193	19,449
Share-based compensation expense	11,977	9,014
Deferred income tax expense (benefit)	527	(538)
Other non-cash expenses	67	53
Changes in operating assets and liabilities:
Inventories	(117,237)	(79,805)
Prepaid income taxes	(3,339)	(4,448)
Prepaid expenses and other assets	(12,865)	(18,656)
Accounts payable	69,933	47,240
Income taxes payable	(23,884)	(11,816)
Accrued salaries and wages	3,976	1,016
Deferred rent	12,799	7,623
Other accrued expenses	15,806	5,946
Net cash provided by (used in) operating activities	17,027	(2,870)
Investing activities:
Purchases of investment securities	(124,406)	(35,856)
Sales, maturities, and redemptions of investment securities	132,855	72,279
Capital expenditures	(49,518)	(35,714)
Net cash (used in) provided by investing activities	(41,069)	709
Financing activities:
Net proceeds from issuance of common stock	135	93
Proceeds from exercise of options to purchase common stock	3,797	2,736
Common shares withheld for taxes	(1,063)	(1,819)
Excess tax benefit related to exercises of stock options, vesting of restricted stock units, and vesting of performance-based restricted units	—	1,607
Other	2	—
Net cash provided by financing activities	2,871	2,617
Net (decrease) increase in cash and cash equivalents	(21,171)	456
Cash and cash equivalents at beginning of period	76,088	53,081
Cash and cash equivalents at end of period	$54,917	$53,537